                                                                                                                                                                                                    Exhibit 4.1

THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO TM BIOSCIENCE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

UNLESS PERMITTED UNDER CANADIAN SECURITIES LEGISLATION, THE HOLDER OF THIS NOTE AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE SHALL NOT TRADE THE NOTE AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE BEFORE MARCH 23, 2006.

SECURED CONVERTIBLE TERM NOTE

FOR VALUE RECEIVED, Tm Bioscience Corporation, an Ontario corporation (the “Borrower”), hereby promises to pay to LAURUS MASTER FUND, LTD., c/o M&C Corporate Services Limited, P.O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, Fax: 345-949-8080 (the “Holder”) or its permitted assigns or successors in interest, on order, on presentation and surrender of this Note, the aggregate principal amount of Nine Million Dollars in lawful money of the United States (US$9,000,000), together with any accrued and unpaid interest thereon, on the date which is the third anniversary of the date hereof (the “Maturity Date”) or at such other times as set out herein.

Capitalized terms used herein without definition shall have the meanings ascribed to such terms in that certain Securities Purchase Agreement dated as of the date hereof between the Borrower and the Holder (as amended, modified or supplemented from time to time, the “Purchase Agreement”).

ARTICLE I
INTEREST & AMORTIZATION

    1.1 Interest

(a)
Interest Rate. Subject to Sections 1.1(b), 4.12 and 5.7 hereof, interest payable on this Note shall accrue at a rate per annum (the “Interest Rate”) equal to the greater of (x) the “prime rate” published in The Wall Street Journal from time to time, plus two percent (2%) and (y) 8.5%. The prime rate shall be increased or decreased as the case may be for each increase or decrease in the prime rate in an amount equal to such increase or decrease in the prime rate; each change to be effective as of the day of the change in such rate. Interest shall be (i) calculated daily on the basis of a 360 day year, and (ii) payable monthly, in arrears, commencing on January 1, 2006 and on the first business day of each consecutive calendar month thereafter until the Maturity Date (and on the Maturity Date), whether by acceleration or otherwise (each, a “Repayment Date”).

(b)
Interest Rate Adjustment. The Interest Rate shall be calculated on the last business day of each month hereafter until the Maturity Date (each a “Determination Date”) and shall be subject to adjustment as set forth herein. If the volume weighted average trading price of the Issuer’s common shares (the “Common Stock”) on the TSX for the five (5) trading days immediately preceding a Determination Date exceeds the then applicable Fixed Conversion Price by at least twenty five percent (25%), the Interest Rate for the succeeding calendar month shall automatically be reduced by 300 basis points (300 b.p.) (3%) each incremental twenty five percent (25%) increase in the price of the Common Stock above the then applicable Fixed Conversion Price. Notwithstanding the foregoing (and anything to the contrary contained in herein), in no event shall the Interest Rate be less than zero percent (0%).

(c)	Additional Interest.

(i)
Any and all payments by the Borrower hereunder, including any amounts received on a conversion or redemption of the Note and any amounts on account of interest or deemed interest, shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on net income or franchise taxes of the Holder by the jurisdiction in which such person is organized or has its principal office (all such non-excluded taxes, levies, imposts, deductions, charges withholdings and liabilities, collectively or individually, “Additional Interest”). If the Borrower shall be required to deduct any Additional Interest from or in respect of any sum payable hereunder to the Holder, (i) the sum payable shall be increased by the amount (an “additional amount”) necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.4) the Holder shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant governmental authority in accordance with applicable law.

(ii)
In addition, the Borrower agrees to pay to the relevant governmental authority in accordance with applicable law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Note (“Other Additional Interest”). The Borrower shall deliver to the Holder official receipts, if any, in respect of any Additional Interest or Other Additional Interest payable hereunder promptly after payment of such Additional Interest or Other Additional Interest or other evidence of payment reasonably acceptable to the Holder.

(iii)	The obligations of the Borrower under this Section 1.1(c) shall survive the termination of this Note and the payment of the Note and all other amounts payable hereunder.

1.2 Minimum Monthly Principal Payments. Amortizing payments of the aggregate principal amount outstanding under this Note at any time (the “Principal Amount”) shall begin on April 1, 2006 and shall recur on the first business day of each succeeding month thereafter until the Maturity Date (each, an “Amortization Date”). Subject to Article 3 below, beginning on the first Amortization Date, the Borrower shall make monthly payments to the Holder on each Repayment Date equal to that portion of the Principal Amount set forth in the amortization schedule annexed hereto (the “Monthly Amount”), together with any accrued but unpaid interest thereon to such Repayment Date and any and all other unpaid amounts, if any, then due, accrued, payable or owing under this Note, the Purchase Agreement or any Related Agreement (as defined in the Purchase Agreement). Any Principal Amount that remains outstanding on the Maturity Date shall be due and payable on the Maturity Date.

1.3 Currency. All principal, interest and other amounts owing under this Note, the Purchase Agreement or any Related Agreement that, in accordance with their terms, are paid in cash shall be paid in US dollars. All amounts denominated in other currencies shall be converted in the US dollar equivalent amount in accordance with the Exchange Rate on the date of calculation. “Exchange Rate” means, in relation to any amount of currency to be converted into US dollars pursuant to this Note, the US dollar exchange rate as published in the Wall Street Journal on the relevant date of calculation.

ARTICLE II
CONVERSION REPAYMENT

2.1
(a)
Payment of Monthly Amount in Cash or Common Stock. If the Monthly Amount (or a portion of such Monthly Amount if such portion of the Monthly Amount would have been converted into shares of Common Stock but for Section 2.1(b) or Section 3.2) is required to be paid in cash pursuant to Section 2.1(b), then the Borrower shall pay the Holder an amount equal to 102% of the Monthly Amount due and owing to the Holder on the Repayment Date in cash. If the Monthly Amount (or a portion of such Monthly Amount if not all of the Monthly Amount may be converted into shares of Common Stock pursuant to Section 2.1(b) or Section 3.2) is required to be paid in shares of Common Stock pursuant to Section 2.1(b), the number of such shares to be issued by the Borrower to the Holder on such Repayment Date (in respect of such portion of the Monthly Amount converted into shares of Common Stock pursuant to Section 2.1(b)), shall be the number determined by dividing (x) the portion of the Monthly Amount converted into shares of Common Stock, by (y) the then applicable Fixed Conversion Price. For purposes hereof, the initial “Fixed Conversion Price” means:

(i)
in respect of any portion of the Principal Amount to be converted into shares of Common Stock while the Principal Amount is greater than or equal to US$6,000,000 (and, for greater certainty, only in respect of the amount of such portion that does not cause the Principal Amount to fall below US$6,000,000), CDN$2.39, being equal to 110% of the volume weighted average trading price of the Common Stock on the TSX for the five (5) trading days immediately prior to the date of this Note (the “Closing Price”);

(ii)
in respect of any portion of the Principal Amount to be converted into shares of Common Stock while the total Principal Amount is less than US$6,000,000 but greater than or equal to US$3,000,000 (and, for greater certainty, only in respect of the amount of such portion that does not cause the Principal Amount to fall below US$3,000,000), CDN$2.61, being equal to 120% of the Closing Price; and

(iii)	in respect of any remaining portion of the Principal Amount to be converted into shares of Common Stock, CDN$2.83, being equal to 130% of the Closing Price.

Notwithstanding paragraphs 2.1(a)(i), (ii) and (iii) above, if the price of the Borrower's Common Stock on the TSX exceeds Cdn. $4.00 on the date upon which any conversion hereunder is made, then for each additional Cdn.$0.10 increase in the Borrower's Common Stock price above Cdn.$4.00 on such applicable conversion date, the then applicable Fixed Conversion Price shall increase by Cdn.$0.03 if, and only if, the Borrower is required to withhold and pay any taxes on the amount representing the excess of such trading price of the Borrower's Common Stock over the then applicable Fixed Conversion Price at the time of conversion; provided, however, that the Borrower has utilized its best efforts to avoid or reduce (in each case only as permitted by law) any such withholding taxes. For greater certainty, the Borrower acknowledges that the foregoing sentence shall not apply to any conversions under this Note which have already been effected.

(b)
Monthly Amount Conversion Guidelines. Subject to Section 2.2 and Section 3.2 hereof, the Holder shall be deemed to have exercised its right to convert into shares of Common Stock all or a portion of the Monthly Amount due on each Repayment Date if the following conditions are met: (i) the volume weighted average trading price of the Common Stock on the TSX for the five (5) trading days immediately preceding such Repayment Date is greater than or equal to 115% of the then applicable Fixed Conversion Price (the “Trading Price Condition”) and (ii) the amount of such conversion does not exceed twenty five percent (25%) of the aggregate dollar trading volume of the Common Stock for the twenty two (22) day trading period immediately preceding the applicable Repayment Date (the “Trading Volume Condition”). If the Trading Price Condition is satisfied but the Trading Volume Condition is not satisfied, the Holder shall be deemed to have exercised its right to convert only such part of the Monthly Amount that would permit the Trading Volume Condition to be satisfied. Any part of the Monthly Amount due on a Repayment Date that the Holder has not been able to convert into shares of Common Stock by reason of failing to meet the Trading Volume Condition (or otherwise as a result of Section 3.2), shall be paid by the Borrower in cash at the rate of 102% of the Monthly Amount otherwise due on such Repayment Date within three (3) business days of the applicable Repayment Date.

    2.2 Prospectus and Registration Exemptions Available. Notwithstanding anything to the contrary herein, no portion of the Principal Amount may be converted into Common Stock unless (i) an exemption from the prospectus and registration requirements of the Securities Act (Ontario) and the U.S. Securities Act, as applicable, is available to issue the Common Stock issuable upon such conversion and (ii) no Event of Default hereunder exists and is continuing, unless such Event of Default is waived in writing by the Holder in whole or in part at the Holder’s option.

    2.3 Optional Redemption in Cash. The Borrower will have the option of prepaying this Note (“Optional Redemption”) by paying to the Holder the Prepayment Premium (as hereinafter defined) together with accrued but unpaid interest thereon to the Redemption Payment Date (as hereinafter defined) and any and all other unpaid amounts, if any, then due, accrued, payable or owing to the Holder under this Note, the Purchase Agreement or any Related Agreement (the “Redemption Amount”). The “Prepayment Premium” shall be equal to one hundred and thirty percent (130%) of the Principal Amount at the time of such prepayment. The Borrower shall deliver to the Holder a written notice of redemption (the “Notice of Redemption”) specifying the date for such Optional Redemption (the “Redemption Payment Date”), which date shall be ten (10) business days after the date of the Notice of Redemption (the “Redemption Period”). A Notice of Redemption shall not be effective with respect to any portion of the Principal Amount for which the Holder has a pending election to convert into Common Stock pursuant to Section 3.1 or for conversions initiated or made by the Holder pursuant to Section 3.1 during the Redemption Period. The Redemption Amount shall be determined as if such Holder’s conversion elections had been completed immediately prior to the date of the Notice of Redemption. On the Redemption Payment Date, the Redemption Amount must be paid in cash to the Holder. In the event the Borrower fails to pay the Redemption Amount on the Redemption Payment Date as set forth herein, then such Redemption Notice will be deemed to be null and void.

ARTICLE III
CONVERSION RIGHTS

    3.1 Holder’s Conversion Rights. From and after the date hereof and until the Principal Amount under this Note is paid in full, the Holder shall have the right, but not the obligation, both before and after an Event of Default (as hereinafter defined), to convert all or any portion of the Principal Amount into shares of Common Stock subject to the terms and conditions set forth in this Article 3 and to receive any accrued and unpaid interest thereon to the Conversion Date (as hereinafter defined) and any and all other unpaid amounts, if any, then due, accrued, payable or owing under this Note, the Purchase Agreement or any Related Agreement; provided that any such conversion hereunder only applies to those amounts that have not already been deemed to have been converted in accordance with Section 2.1(b) above. The Holder may exercise such right by delivery to the Borrower of a written notice of conversion as contemplated by Section 3.3(a). The shares of Common Stock to be issued upon such conversion are herein referred to as the “Conversion Shares”.

    3.2 Conversion Limitation. Notwithstanding anything contained herein to the contrary, the Holder shall not be entitled to convert pursuant to the terms of this Note an amount that would be convertible into that number of shares of Common Stock which, when added to the number of shares of Common Stock otherwise beneficially owned by the Holder including those issuable upon the exercise of convertible securities, warrants or options held by the Holder, would exceed 4.99% of the outstanding shares of Common Stock of the Borrower at the time of conversion. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Regulation 13d-3 thereunder. The conversion limitation described in this Section 3.2 shall automatically become null and void without any notice to the Borrower upon the occurrence and during the continuance of an Event of Default or upon 75 days prior notice to the Borrower, except that at no time shall the beneficial ownership exceed 19.99% of the Common Stock. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 90(1) of the Securities Act (Ontario).

    3.3 Mechanics of Holder’s Conversion.

(a)
In the event that the Holder elects to convert any portion, or the whole, of the Principal Amount under this Note into Common Stock, the Holder shall give notice of such election by telecopying or delivering to the Borrower, in accordance with Section 5.2, an executed and completed notice of conversion (“Notice of Conversion”) to the Borrower and such Notice of Conversion shall set out the Principal Amount being converted; provided that any such conversion hereunder only applies to those amounts that have not already been deemed to have been converted in accordance with Section 2.1 (b) above. On each Conversion Date and in accordance with its Notice of Conversion, the Holder shall make the appropriate reduction to the Principal Amount, accrued interest and other amounts due, if any, accrued, payable or owing as entered in its records and shall provide written notice thereof to the Borrower within one (1) business day of the Conversion Date. Each date on which a Notice of Conversion is delivered or telecopied to the Borrower and deemed effectively received by the Borrower in accordance with the provisions of Section 5.2 shall be deemed a Conversion Date (the “Conversion Date”). A form of Notice of Conversion to be employed by the Holder is annexed hereto as Exhibit A.

(b)
Pursuant to the terms of the Notice of Conversion, the Borrower will issue instructions to its transfer agent accompanied by an opinion of counsel within three (3) business days of the Conversion Date and shall cause the transfer agent to deliver certificates representing the Conversion Shares to or to the order of the Holder within three (3) business days of the Conversion Date (the “Delivery Date”). Upon the exercise of the Holder’s conversion rights set forth herein, the conversion privilege shall be deemed to have been exercised and the Conversion Shares issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Borrower of the Notice of Conversion. The Holder shall be treated for all purposes as the record holder of such Common Stock, unless the Holder provides the Borrower with written instructions to the contrary.

    3.4 Conversion Mechanics.

(a)
The number of shares of Common Stock to be issued upon each conversion of the Principal Amount under this Note shall be determined by dividing that portion of the Principal Amount to be converted, if any, by the then applicable Fixed Conversion Price as set out in Section 2.1(a). In the event of any partial conversions of Principal Amount pursuant to this Article 3, such conversions shall be deemed to constitute conversions of Principal Amount corresponding to (and, for greater certainty, satisfying the Borrower’s obligation to amortize) Monthly Amounts for the remaining Amortization Dates in chronological order.

(b)	The Fixed Conversion Price and number and kind of shares or other securities to be issued upon conversion is subject to adjustment from time to time upon the occurrence of certain events, as follows:

    A. Stock Splits, Combinations and Dividends. If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock or any preferred stock issued by the Borrower in shares of Common Stock, the Fixed Conversion Price shall be proportionately reduced in the case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

    B. Reservation of Stock, Etc. Issuable on Conversion. During the period the conversion rights exist, the Borrower will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the full conversion of the Principal Amount under this Note. The Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. The Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon any conversions under this Note.

    C. Reclassification, etc. If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes, this Note (as to the Principal Amount) shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as a result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

    3.5 Issuance of New Note. Upon any partial conversion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Borrower to the Holder for the balance of the Principal Amount, interest thereon and other amounts payable under this Note which shall not have been converted or paid. Subject to the provisions of Article 4, the Borrower will pay no costs, fees or any other consideration to the Holder for the production and issuance of a new Note.

    3.6 Holder Not a Shareholder. Nothing in this Note shall, in itself, confer or be construed as conferring upon the Holder any right or interest whatsoever as a shareholder of the Borrower, including, but not limited to, the right to vote at, to receive notice of, or to attend, meetings of shareholders or any other proceedings of the Borrower, or the right to receive dividends and other distributions.

ARTICLE IV
EVENTS OF DEFAULT AND DEFAULT RELATED PROVISIONS

Upon the occurrence and continuance of an Event of Default (as defined below), the Holder may by notice in writing to the Borrower declare the Principal Amount and all accruing interest thereon, and all other amounts, if any, accruing, payable or owing under this Note, the Purchase Agreement or any Related Agreement to be immediately due and payable. In the event of such an acceleration, the amount due and owing to the Holder shall be 115% of the Principal Amount at such time together with accrued and unpaid interest thereon and any and all other amounts due, accrued, payable or owing under this Note, the Purchase Agreement or any Related Agreement (the “Default Payment”). The Default Payment shall be applied first to any amounts due, accrued, payable or owing to the Holder under this Note, the Purchase Agreement or any Related Agreement, then to accrued and unpaid interest due on this Note and then to the Principal Amount.

The occurrence of any of the following events set forth in Sections 4.1 through 4.11, inclusive, constitutes an “Event of Default”:

4.1  Failure to Pay Principal, Interest or other Amounts. The Borrower fails to pay when due any instalment of principal, interest or other amounts in accordance herewith, or the Borrower fails to pay when due any amount due under any other promissory note issued by Borrower, and in any such case, such failure shall continue for a period of five (5) business days following the date upon which any such payment was due.

4.2  Breach of Covenant. The Borrower breaches any covenant or any other term or condition of this Note or the Purchase Agreement in any material respect, or the Borrower or any of its Subsidiaries breaches any covenant or any other term or condition of any Related Agreement in any material respect and, in any such case, such breach, if subject to cure, continues for a period of twenty (20) business days after the occurrence thereof.

4.3  Breach of Representations and Warranties. Any representation or warranty made by the Borrower in this Note or the Purchase Agreement, or by the Borrower or any of its Subsidiaries in any Related Agreement, shall, in any such case, be false or misleading in any material respect on the date that such representation or warranty was made or deemed made.

4.4  Collateral. Any portion of the Collateral (as defined in each of the Share Pledge Agreement, the Master Security Agreement and the U.S. Master Security Agreement) is (i) subjected to loss, theft, substantial damage, destruction, sale or encumbrance unless such loss is covered by insurance proceeds which are used to replace the item or repay the Holder; (ii) any portion of the Collateral is subjected to levy of execution, attachment, distraint or other judicial process; or (iii) any portion of the Collateral is the subject of a claim (other than by the Holder) of a lien or other right or interest in or to the Collateral and such levy or claim shall not be cured, disputed or stayed within a period of fifteen (15) business days after the occurrence thereof.

4.5 Receiver or Trustee. The Borrower or any of its Subsidiaries shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

4.6 Judgments. Any monetary judgment, writ or similar final process shall be entered or filed against the Borrower or any of its Subsidiaries or any of their respective property or other assets for more than USD$100,000 and shall remain unvacated, unbonded or unstayed for a period of ninety (90) days.

4.7 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower or any of its Subsidiaries, unless in any case such proceeding or process is stayed, withdrawn, dismissed or vacated, as the case may be, within ninety (90) days.

4.8 Cease Trade. A cease trade order or trading suspension of the Common Stock shall be in effect for five (5) consecutive days or five (5) days during a period of ten (10) consecutive days, excluding in all cases a suspension of all trading on the TSX, provided that the Borrower shall not have been able to cure such trading suspension within thirty (30) days of the notice thereof.

    4.9 Failure to Deliver Common Stock or Replacement Note. The Borrower shall fail (i) to timely deliver Common Stock to the Holder pursuant to and in the form required by this Note, the Purchase Agreement or any Related Agreement, if such failure to timely deliver Common Stock shall not be cured within five (5) business days or (ii) to deliver a replacement Note to the Holder within seven (7) business days following the required date of such issuance pursuant to this Note, the Purchase Agreement or any Related Agreement (to the extent required under such agreements).

    4.10 Default Under Related Agreements or Other Agreements. The occurrence and continuance of any Event of Default (as defined in the Purchase Agreement or any Related Agreement) or any event of default (or similar term) under any other indebtedness for an amount in excess of USD$100,000.

     4 .11  Change in Control. The occurrence of a change in Control of the ownership of the Borrower. As used herein, “Control” shall mean either (i) the beneficial ownership, either directly or indirectly, of more than fifty percent (50%) of the equity interests in the Borrower or (ii) the carrying of more than fifty percent (50%) of the votes for the election of the directors of the Borrower, in each case otherwise than by way of security only.

     4.12 Default Interest Rate. Following the occurrence and during the continuance of an Event of Default, the Borrower shall pay interest on this Note in an amount equal to one percent (1%) per month in lieu of the interest payable on this Note under the provisions of Section 1.1, and all outstanding obligations under this Note, including unpaid interest, shall continue to accrue such interest from the date of such Event of Default until the date such Event of Default is cured or waived.

      4.13  Cumulative Remedies. The remedies under this Note shall be cumulative.

ARTICLE V
MISCELLANEOUS

    5.1 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

    5.2 Notices. Any notice herein required or permitted to be given shall be in writing and shall be deemed effectively received: (a) upon personal delivery to the party notified, (b) when sent by confirmed telex or facsimile on the business day of the sending (provided it was sent before 4:30 p.m. New York time), if not, then on the next business day, and the applicable printed facsimile record shall be definitive evidence of the time and date of such telex or facsimile transmission, or (c) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Borrower at the address provided in the Purchase Agreement executed in connection herewith, and to the Holder at the address provided in the Purchase Agreement for such Holder, with a copy to John E. Tucker, Esq., 825 Third Avenue, 14th Floor, New York, New York 10022, facsimile number (212) 541-4434, or at such other address as the Borrower or the Holder may designate by ten (10) days advance written notice to the other parties hereto. A Notice of Conversion shall be deemed given when made to the Borrower pursuant to the Purchase Agreement.

    5.3 Amendment Provision. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented, and any successor instrument issued pursuant to Section 3.5 hereof, as it may be amended or supplemented.

    5.4 Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder in accordance with the provisions of the Purchase Agreement. This Note shall not be assigned by the Borrower without the consent of the Holder.

    5.5 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the State of New York and the parties agree to waive any option of trial by jury. Both parties and the individual signing this Note on behalf of the Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favour of the Holder. The Borrower acknowledges that legal counsel participated in the preparation of this Note and, therefore, stipulates that the rules of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favour any party against the other party.

    5.6 Judgment Currency.

(a)
If for the purpose of obtaining or enforcing judgment against the Borrower in any court in any jurisdiction it becomes necessary to convert into any other currency (such other currency being hereinafter in this paragraph 5.6 referred to as the “Judgment Currency”) an amount due in US dollars under this Note, the conversion shall be made at the Exchange Rate prevailing on the business day immediately preceding:

(i)
the date actual payment of the amount due, in the case of any proceeding in the courts of New York or in the courts of any other jurisdiction that will give effect to such conversion being made on such date: or

(ii)
the date on which the foreign court determines, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this paragraph 5.6(a)(ii) being hereinafter referred to as the “Judgment Conversion Date”).

(b)
If in the case of any proceeding in the court of any jurisdiction referred to in paragraph 5.6(a)(ii) above, there is a change in the Exchange Rate prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the applicable party shall pay such adjusted amount as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the Exchange Rate prevailing on the date of payment, will produce the amount of US dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the Exchange Rate prevailing on the Judgment Conversion Date.

(c)	Any amount due from the Borrower under this provision shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this Note.

5.7 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

           5.8  Security Interest and Guarantee. The Holder has been granted a security interest (i) in certain assets of the Borrower and its Subsidiaries as more fully described in (i) the Master Security Agreement dated as of the date hereof, (ii) the U.S. Master Security Agreement and (iii) the Share Pledge Agreement dated as of the date hereof. The obligations of the Borrower under this Note are guaranteed by certain Subsidiaries of the Borrower pursuant to the Subsidiary Guaranty dated as of the date hereof.

   5.9  Construction. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

   5.10  Cost of Collection. If default is made in the payment of this Note, the Borrower shall pay to Holder reasonable costs of collection, including reasonable legal fees.

   5.11 Calculation of Interest. For the purposes of this Note, whenever interest is calculated on the basis of a year of 360 days, the rate of interest determined pursuant to such calculation expressed as an annual rate for the purposes of the Interest Act (Canada) is equivalent to such rate as so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360.

IN WITNESS WHEREOF, the Borrower has caused this Note to be signed in its name effective as of this 22nd day of November, 2005.

TM BIOSCIENCE CORPORATION

Date:	By:	/s/ James Pelot
Name: James Pelot
Title: Chief Financial Officer

EXHIBIT A

NOTICE OF CONVERSION

(To be executed by the Holder in order to convert all or part of the Note into Common Stock)

To: Tm Bioscience Corporation

The undersigned hereby converts $_________ of the principal due on __________________ [specify applicable Amortization Date] under the Convertible Term Note issued by Tm Bioscience Corporation dated November 22, 2005 by delivery of shares of Common Stock of and subject to the conditions set forth in Article III of such Note.

1. Date of Conversion   _______________________

2. Shares To Be Delivered: _______________________

                                By:      ______________________________________

                                Name: ______________________________________

                                Title:  _______________________________________

AMORTIZATION SCHEDULE

Repayment Date	Monthly Amortization
The first day of each calendar month from and including April 1, 2006 to and including November 1, 2008	US$281,250.00
Maturity Date	Balance of Principal Amount